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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                           ___________________________




                                    FORM 8-K


                Current Report for Event Occurring June 15, 2001


                                       of


                         REYNOLDS, SMITH AND HILLS, INC.


                              a Florida Corporation
                   IRS Employer Identification No. 59-2986466
                             SEC File Number 0-18984




                               4651 Salisbury Road
                           Jacksonville, Florida 32256
                                 (904) 296-2000





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


Item 5.  Other Events

     On June 15, 2001, Reynolds, Smith and Hills, Inc. (the "Company") sent a letter (the "Letter") to participants in its 401(k) program and to its shareholders. The Letter reviewed the Company's financial results for fiscal year 2001 and informed the Company's shareholders and 401(k) participants of a potential problem involving the Company's professional liability insurance carrier for the period covering June 1998 to June 2000.

A copy of the Letter is attached hereto as Exhibit 99.1.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Letter which is incorporated by reference.


Item 7.  Financial Statements and Exhibits

         (c) Exhibits.

              99.1 Text of letter dated June 15, 2001.

















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                                    Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

Dated:  June 15, 2001

                                           REYNOLDS, SMITH AND HILLS, INC.


                                          By:   /s/ Kenneth R. Jacobson
                                                ----------------------------
                                                    Kenneth R. Jacobson
                                                    Chief Financial Officer,
                                                    Executive Vice President,
                                                    and General Counsel

                                                                    Exhibit 99.1

June 15, 2001

To the Shareholders of
Reynolds, Smith & Hills, Inc. and
Participants in its 401(k) Plan

Ladies and Gentlemen:

     Our Annual Meeting of Shareholders has been scheduled for Tuesday, July 24, 2001, and you will be receiving shortly the Proxy Statement for that meeting and our Annual Report on Form 10-K for the fiscal year ended March 31, 2001. I'm writing to give you a preview of the highlights of the Annual Report and to inform you as required by current securities and ERISA laws of some recent developments at RS&H. You should read our Annual Report and Proxy Statement in their entirety to get the full report of the information summarized here.

     You will see in the Annual Report our results of operations for fiscal year 2001. In comparison to fiscal year 2000, our sales increased from $58.3 million to $72.5 million, our gross revenues increased from $51.8 million to $58.5 million, and our gross profit increased from $23.4 million to $27.8 million. Operating income and net income for the year were down from the previous year, partly as a result of the costs incurred in staffing up during fiscal 2001 to accommodate our increased business. Our balance sheet also reflected the improved results with shareholders' equity increasing from $7.3 million to $8.1 million and no borrowings outstanding under our $3.0 million line of credit. Since March 31, 2001, our business has continued to be good and we are very appreciative of all of the efforts of our Associates in achieving these results.

     Despite this good news, there is a recent development which is of concern to senior management and the Board of Directors. This development relates to Reliance National Indemnity Company ("Reliance"), the company which was our professional liability insurance carrier from June, 1998 through June, 2000. We recently learned that Reliance was having financial difficulties. On May 29, 2001, a Pennsylvania court entered an Order appointing the Pennsylvania Insurance Commissioner as rehabilitator of Reliance and imposing a 60-day stay on all actions pending against Reliance or any of its insureds. On June 12, 2001, the parent company of Reliance, Reliance Group Holdings, Inc., filed for bankruptcy protection in New York.

     While the claims period under the insurance policy issued by Reliance ended in June, 2000, there are several lawsuits pending as to which Reliance is our insurance carrier. One of these lawsuits involves an automobile accident in a construction zone which resulted in multiple deaths. This lawsuit is in its early stages, and discovery is not yet complete, so it is difficult to assess the potential liability, if any, of RS&H at this time. RS&H is vigorously defending the lawsuit and believes that it has meritorious defenses. However, the ability of Reliance to pay a judgment should a jury ultimately decide that case, or any other pending case, against RS&H is now uncertain because of the



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rehabilitation  proceeding  against  Reliance and the  bankruptcy  filing of its parent company. We have been advised that to the extent Reliance may be unable to pay an adverse judgment up to the policy limit of $5.0 million, the Florida Insurance Guaranty Association would provide substitute coverage up to $300,000.

     In summary, it is too early to tell whether the situation with Reliance will materially and adversely affect RS&H's financial condition, but there is at least the potential risk that it may. As required by current securities and ERISA laws, we wanted all of our shareholders to be aware of this situation as soon as possible, and in any event in advance of the end of quarter allocation of your 401(k) Plan contributions to the RS&H stock account. We will continue to monitor the situation but, if in the meantime you should have any questions concerning the matters addressed in this letter, please do not hesitate to call our General Counsel, Ken Jacobson, or me.

                                                     Very truly yours,

                                                     /s/ Leerie T. Jenkins, Jr.
                                                     ---------------------------
                                                         Leerie T. Jenkins, Jr.
                                                         Chairman and CEO